United States securities and exchange commission logo





                    December 12, 2022

       Rhonda Keaveney
       Chief Executive Officer
       Reynaldo's Mexican Food Company, Inc.
       PO Box 26496
       Scottsdale, AZ 85255

                                                        Re: Reynaldo's Mexican
Food Company, Inc.
                                                            Form 10-12G
                                                            Filed August 29,
2022
                                                            File No. 000-56463

       Dear Rhonda Keaveney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction